First Horizon National Corporation First Quarter 2020 Earnings April 21, 2020

Disclaimer Forward-Looking Statements This communication contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21 E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with respect to First Horizon's and IBERIABANK's beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon and IBERIABANK, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon's and IBERIABANK's respective reports filed with the U.S. Securities and Exchange Commission (the "SEC"), as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and IBERIABANK; the outcome of any legal proceedings that may be instituted against First Horizon or IBERIABANK; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of either or both parties to the combination; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where First Horizon and IBERIABANK do business; certain restrictions during the pendency of the merger that may impact the parties' ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon and IBERIABANK success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by First Horizon's issuance of additional shares of its capital stock in connection with the proposed transaction; the potential impacts on First Horizon’s and IBERIABANK’s businesses of the coronavirus COVID-19 pandemic, including negative impacts from quarantines, market declines and volatility, and changes in customer behavior related to COVID-19; and other factors that may affect future results of First Horizon and IBERIABANK. We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and available in the "Investor Relations" section of First Horizon's website, www.FirstHorizon.com, under the heading "SEC Filings" and in other documents First Horizon files with the SEC, including its registration statement on Form S-4 (reg. no. 333-235757) and filings related to that registration statement, and in IBERIABANK's Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC and available in the "Investor Relations" section of IBERIABANK's website, www.IBERIABANK.com, under the heading "Financials & Filings" and in other documents IBERIABANK files with the SEC. Important Other Information In connection with the proposed transaction, First Horizon has filed with the SEC a registration statement on Form S-4 (reg. no. 333-235757) to register the shares of First Horizon's capital stock to be issued in connection with the proposed transaction. The registration statement includes a joint proxy statement of First Horizon and IBERIABANK, dated March 19, 2020, addressed to the shareholders of First Horizon and IBERIABANK seeking their approval of the proposed transaction. This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND SHAREHOLDERS OF FIRST HORIZON AND IBERIABANK ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON, IBERIABANK AND THE PROPOSED TRANSACTION. Investors and shareholders are able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about First Horizon and IBERIABANK, without charge, at the SEC's website (www.sec.gov). Copies of the registration statement, including the joint proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon, 165 Madison Avenue, Memphis, TN 38103, telephone (901) 523-5679, or Jefferson G. Parker, IBERIABANK, 200 West Congress Street, Lafayette, LA 70501, telephone (504) 310-7314. Participants in the Solicitation First Horizon, IBERIABANK and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 16, 2020, its Annual Report on Form 10-K for the fiscal year 2019 which was filed with the SEC on February 28, 2020, and certain of its Current Reports on Form 8-K. Information regarding IBERIABANK's directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year 2019 which was filed with the SEC on March 2, 2020, its amendment to Form 10-K filed on March 16, 2020, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph. 2

COVID-19: FHN Responding Quickly to Support Employees, Community & Customers ● Created pandemic response task force with senior leaders Company Operations ● Implemented business continuity plan, including remote work policies ● Branches open by appointment or drive-through only ● Emphasis on employees’ safety and health Employees ● Offered flexibility with additional sick time and child care assistance ● Approximately 50% of employees working remotely ● Banks’ critical role to provide credit during uncertain times Community ● First Horizon Foundation donation of $2.5mm to support relief efforts ● Proactive outreach to customers to discuss challenges and solutions Customers ● Working with customers to provide support through stimulus programs ● Participating in PPP under CARES Act 3

COVID-19: Providing Customer Support ● Implemented deferrals for more than 500 commercial customers and ~1,900 consumer customers Lending Assistance ● Approximately $600mm of new liquidity lines closed or in process for Borrowers primarily for healthcare-related customers ● Over 5,500 applications approved Paycheck Protection ● Processed $1.6B of SBA/PPP loans, helping more than Program (PPP) 100,000 employees across our customer base ● Waived ~$100K in fees Ongoing Support for ● Provided 400 clients with mortgage forbearance Customers As of April 15, 2020 4

FHN: Well-Positioned in a Challenging Environment

Solid 1Q20 Earnings	• **Reported/Adjusted[1] EPS of $0.04 and $0.05[1]**, respectively • **PPNR at $166mm[2], up $27mm or 19% YoY** driven by profitable balance sheet growth, strong countercyclical business performance and excellent expense management • **Provision expense of $145mm with only $7mm of NCOs** in 1Q20; CECL adopted 1/1
Strong Capital & Loan Loss Reserves	• Using stress test planning & actions to manage in current economic environment • **CET1 of 8.5%;** strong PPNR growth offset incremental provision, with RWA increase due largely to period-end loan growth • **Allowance for Loan Losses of $444mm**, up from $200mm at 12/31/19; **represents 74% of DFAST severely adverse scenario modeled losses**
Significant Period-end Loan and RWA Growth	• Average loan growth flat and **period-end growth of 7% LQ;** period-end balances $2.8B higher • Line draws up ~$750mm; **elevated draws started mid-February, have since moderated** • **Loans to Mortgage Companies** at $5.7B period-end; **nearly all $1.3B of LQ growth occurred over last five days of the quarter**
Strong Deposits and Liquidity	• **Period-end deposits up 6% LQ** • Core deposits represent ~86% of funding • Current excess liquidity of 23% of assets

1Q20 CET1 is an estimate. [1]Adjusted EPS is a Non-GAAP number and is reconciled in the appendix. [2]Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting.

5

IBERIABANK Merger & Truist Branch Acquisition

IBERIABANK MOE

- **Establish and Execute Communication Plans**
  - Announced transformational MOE with IBERIABANK on November 4, 2019
  - Regular ongoing communications with all employees
- **Framework for Integration Planning**
  - Established Merger Project Office for MOE
  - Conducting weekly discussions among senior leadership team for organizational planning for MOE
  - Core systems selected for combined company
  - Closing and conversion plans being finalized
  - Developing go-to models for systems and processes
- **Complete Regulatory and Initial Shareholder- Related Filings**
  - Completed S-4 in March
  - Merger approved by TN Dept. of Financial Institutions
  - Fed Reserve Board approval pending
  - Shareholder meetings/votes on April 24
  - Anticipate closing of IBERIABANK merger by end of 2Q20

Truist Branch Acquisition

- All required regulatory branch acquisition approvals granted
- Due to COVID-19 pandemic, we have agreed with Truist to postpone branch acquisition to alleviate disruption for customers and consistent with current social distancing guidelines; closing expected early 3Q20

6

KEY FINANCIAL HIGHLIGHTS 7

Financial Results

$ in millions except per share data	1Q20	Change vs. 4Q19	Change vs. 1Q19	Highlights
Net Interest Income	$303	($9)	$8	• YOY NII increase from loan growth; LQ down due to lower accretion, fewer days, and decline in rates; NIM at 3.16%
Fee Income	$175	($9)	$34	• YOY increase includes higher Fixed Income ADR; LQ decline includes negative deferred compensation income of $10mm
Total Revenue	$478	($17)	$42	• Total revenue up 10% YOY
Expense	$311	($16)	$15	• LQ expenses down from decrease in notable items and deferred compensation expense, offsetting $20mm increase in Fixed Income variable compensation and $9mm increase in unfunded commitments
Pre-Provision Net Revenue (PPNR)[1]	$166	($1)	$27	• PPNR up 19% YOY and steady LQ from higher Fixed Income revenue and expense discipline
Loan Loss Provision	$145	NM	NM	• NCOs of $7mm in quarter; provision build on economic factors under CECL methodology
Pre-Tax Income	$21	($136)	($109)	
NIAC	$12	($105)	($87)	
EPS	$0.04	($0.33)	($0.27)	
Avg Loans ($B)	$30.5	($0.2)	$3.2	• Strong, broad-based average loan growth of 12% YOY; period-end loans up on loans to mortgage companies volume and commercial line draws
Avg Deposits ($B)	$32.9	$0.1	$0.4	
Period-end Loans ($B)	$33.4	$2.3	$5.4	
Period-end Deposits ($B)	$34.4	$2.0	$2.0	

[1]Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting.

8

Loan Growth Driven by Increased Loans to Mortgage Companies and Higher Line of Credit Usage ● Period-end total loan balances are up $2.3B LQ Total Loans $35.0B 2020 $3.4B of growth ● Loans to mortgage companies up $1.3B, with $1.2B from $34.0B 2019 2/25 to 3/31 of the growth occurring in last week of the quarter $33.0B $32.0B ● All other commercial loans grew by $1.1B, largely $31.0B driven by customers drawing down on lines of credit $30.0B $29.0B due to economic uncertainty $28.0B $27.0B ● Consumer loans fell $60mm, with declines seen in $26.0B most product categories $25.0B Jan-07 Jan-14 Jan-21 Jan-28 Feb-04 Feb-11 Feb-18 Feb-25 Dec-31 Mar-03 Mar-10 Mar-17 Mar-24 Mar-31 Total Loans Excluding LMC Loans to Mortgage Companies (LMC) 105% $27.9B 140% $1.2B of growth $6.0B ~$750mm Related to $27.7B 104% 120% from draw downs on $27.5B 3/26 to 3/31 $5.0B 103% commercial lines $27.3B 100% ~$500mm day over 102% day increase $4.0B $27.1B 80% 101% $26.9B $3.0B 60% 100% $26.7B Seasonal dip $26.5B 40% $2.0B 99% $26.3B 20% $1.0B 98% $26.1B 97% $25.9B 0% $0.0B Jan-07 Jan-14 Jan-21 Jan-28 Jan-07 Jan-14 Jan-21 Jan-28 Feb-04 Feb-11 Feb-18 Feb-25 Feb-04 Feb-11 Feb-18 Feb-25 Dec-31 Dec-31 Mar-03 Mar-10 Mar-17 Mar-24 Mar-31 Mar-03 Mar-10 Mar-17 Mar-24 Mar-31 9

Deposit Inflows Increase in 1Q20 ● Total deposit balances up $2B LQ Total Deposit Growth Since 12/31/19 ● Total deposit growth driven by a $1.8B increase in market- 110% indexed deposits resulting from customer inflows due to Related to new 108% market volatility market-indexed deposit 106% contracts ● Commercial deposit balances were up, driven by a 104% ~$500mm increase in noninterest bearing deposits 102% ● Consumer deposits up ~$50mm 100% 98% ● Additional $1.4B of insured network deposits contracts executed in March & April 96% 94% ● Deposits up ~$2B QTD as of 4/17, a 6% increase from 3/31 Jan-07 Jan-14 Jan-21 Jan-28 Feb-04 Feb-11 Feb-18 Feb-25 Dec-31 Mar-03 Mar-10 Mar-17 Mar-24 Mar-31 Regional Banking Deposit Balances $31.5B $31.0B $30.5B $30.0B This increase and half of $29.5B the decrease are related $29.0B to inflows/outflows from healthcare companies $28.5B $28.0B Jan-07 Jan-14 Jan-21 Jan-28 Feb-04 Feb-11 Feb-18 Feb-25 Dec-31 Mar-03 Mar-10 Mar-17 Mar-24 Mar-31 10

CAPITAL & LOAN LOSS RESERVES 11

Deploying Capital to Support Customers

- Strong PPNR growth offset incremental provision, with RWA increase due largely to period-end loan growth
- PPNR earnings supported dividend and 1Q20 provision build
- CET1 impact of ~70bps due to increase in risk-weighted assets:
  - 54bps: increase on period-end loan growth from quarter-end spike in Loans to Mortgage Companies and higher commercial line draw activity
  - 16bps: increase in market risk assets largely driven by spike in VaR due to extreme March volatility

CET1 Walk-Forward from 4Q19 to 1Q20

($s in millions)



9.20%
0.34%
(0.20%)
(0.14%)
PPNR supports dividend and provision build
(0.30%)
(0.24%)
(0.16%)
0.02%
~70BPS of RWA impact
8.52%
4Q19 Actuals
PPNR²
Provision, Net of CECL Deferral
Common & Preferred Dividends
Higher LMC Balances
Other Loan Growth
Fixed Income Market Risk Assets
Other³
1Q20 Estimate
$121
$37,046
+$1,302
+$1,060
+$691
+$71
$16
$40,170
Net Income
RWA

Numbers may not add due to rounding; preliminary capital ratio estimates for 1Q20. Utilized regulatory relief to defer CECL day 1 impact and portion of quarterly provision impact on CET1. CET1 is an estimate. ²PPNR is presented as a Non-GAAP number and is reconciled in the appendix. ³Other includes amortization of intangibles, equity comp options exercised, and other capital and RWA changes.

12

Drivers of Change Under CECL ● CECL replaces the incurred loss methodology with a life of loan estimate concept and was adopted as of 1/1/20 ● Economic factors, representing changes to future economic assumptions, drove majority of 1Q20 provision increase, as there were only $7mm of NCOs in the quarter ● In addition to various economic scenarios that were modeled and weighted across all portfolios, certain portfolios such as franchise finance and hospitality were stressed under more adverse conditions ● Ending balance of allowance for loan losses at 3/31/20 of $444mm; represents 74% of severely adverse modeled loss estimate Loan Loss Reserve Walk-Forward Economic Factors Portfolio Day 1 Changes $126mm Impact $12mm Reflects changes to Includes loan growth, economic environment $106mm credit quality changes with portfolios stressed $444mm and net charge-offs Adjustment to C&I, under various scenarios of $7mm in 1Q20 CRE & Consumer $200mm portfolios Beginning$121 Reserve Ending Balance 12/31/2019 3/31/2020 13

Loan Loss Reserve

Key Observations

- Commercial loans comprise ~75% of total average loans
  - 42% considered investment-grade equivalent as of 3/31/20
  - ~20% of commercial loans are loans to mortgage companies (LMC), which carry minimal credit risk
- Consumer at ~25% of total average loans
  - Credit cards only ~2%
  - Average refreshed FICO of 757
- $4.2B of acquired loans (~12% of total loans) have a $65mm unamortized loan mark in addition to $42mm in reserves, which provides additional loss absorption capacity

FHN Reserve Detail

$ in millions	12/31/19 Allowance	CECL Adoption Impact	1/1/20	Reserve Build	3/31/20 Allowance	3/31/20 Period-end Loans	3/31/20 Allowance / Loans
C&I	$122	$19	$141	$113	$254	$22,124	1.15%
LMC (in C&I loans)	*$6*	*($3)*	*$3*	*$1*	*$4*	*$5,714*	*0.07%*
C&I excl LMC	*$117*	*$22*	*$138*	*$112*	*$250*	*$16,410*	*1.53%*
CRE	$36	($7)	$29	$19	$48	$4,640	1.04%
Total Commercial	$159	$(11)	$170	$132	$302	$26,764	1.13%
Consumer	$42	$95	$137	$6	$142	$6,614	2.18%
Total	**$200**	**$106**	**$307**	**$138**	**$444**	**$33,378**	**1.33%**
Total excl LMC	***$195***	***$109***	***$304***	***$137***	***$440***	***$27,664***	***1.60%***

Relative Reserve Comparison

Reserves / Loans

(%)



1.33%
1.60%
1.26%[2]
FHN
FHN Ex. LMC
Bank Median[1] (ex-cards)

Reserves / Q1 Annualized NCOs

(x)



15.9x
4.5x
FHN
Bank Median[1]

Reserves / Fed 2019 DFAST Severely Adverse Loan Losses[3]

(%)



74%[4]
40%
FHN
Bank Median[1]

[1]Bank Median represents banks that have reported 1Q'20 earnings. Banks include the following (sorted by assets): JPM, BAC, C, WFC, USB, TFC, PNC, ALLY, CFG, KEY, RF, MTB, FRC, ZION, IBKC, WAL, PNFP, BXS, ONB, BOH, HOMB, FFBC, CBU, SFBS, TSC, EFSC, WABC, BMTC and TBK

[2]Represents Reserves on Loans Excluding Credit Card for banks with credit card portfolio specific reserve detail available (JPM, BAC, C, USB, KEY); both reserves and loans exclude credit card for calculation. Reported Reserves / Loans used for other banks.

[3]Calculated based on dollar amount of reserves vs. dollar amount of stress test losses. [4]Based on FHN Company run DFAST results of Fed's severely adverse scenario for comparative purposes.

14

Overview of Economic Assumptions

Baseline

- ***Most heavily weighted scenario for overall quantitative CECL models used for economic factors***
- Considers COVID-19 pandemic impacts, including:
  - CARES Act
  - Fed stimulus including open-ended quantitative easing and announced programs
  - Assumes a 4th stimulus in 4Q20
  - Recession starting in 1H20
  - Partial bounce back in 3Q20, then slow growth
  - Acceleration of GDP growth later in 2021
  - Return to full employment by 2023

Downside

- ***Some weighting of this scenario in overall quantitative CECL models used in economic factors***
- ***Main scenario used for additional qualitative overlay for certain stressed sectors (franchise finance, hospitality)***
- Stimulus enacted but:
  - Program fund distribution delayed by bottlenecks
  - Magnitude proves insufficient to stem bankruptcies
  - Uncertain federal return to work guidance
- No additional stimulus
- Deeper recession in 1H20, modest rebound in 3Q20, then renewed decline through 1Q21
- Return to full employment by 2025

Epidemiological Highlights

	Downside	Baseline	Upside
# Infections	9-15mm	3-8mm	1-2mm
Case Fatality Rate	4.5%	1.5%	1.0%
Peak Infections	June	May	April
Infections Abate	September	July	June
Hospitalization Rate	20%	10%	8%
Excess Capacity of Hospital Beds	-47%	19%	31%
Excess Capacity of ICU Beds	-125%	4%	27%
Excess Capacity of Ventilators	-56%	17%	30%

Source: Moody's

15

Current vs Stress Test Economic Environment ● Portfolios modeled primarily across three Moody’s scenarios ● Loan loss reserve in 1Q20 represents 74% of 2019 stress test losses over 9 quarters in severely adverse scenario, compared to peers1 at 40% Real GDP ($T) Unemployment Rate 3-month Treasury Yield $21 14% 2.5% 12% 2.0% $20 10% 1.5% $19 8% 1.0% 6% $18 4% 0.5% $17 2% 0.0% T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 CRE Price Index Home Price Index Dow Total Market Index (000s) 350 240 36 325 32 220 300 28 200 275 24 250 180 20 225 160 200 16 Source: Moody’s Data Buffet 175 140 12 T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 T0 T1 T2 T3 T4 T5 T6 T7 T8 T9 Current Outlook (4Q19 – 1Q22) (2Q19 – 3Q21) 1Peers represent banks from ~$30B to $100B+ in assets that have reported 1Q20 earnings 16

Stress Testing FHN Has the Ability to Manage through Severely Adverse Economic Conditions ● FHN’s diversified portfolio mix resulted in Key Ratios lower losses 2019 FHN Stress Test Results Aggregate 2019 Peer Results ● Total loss rates at 2.1% vs peers at 5.7% 2.6% 2.4% ● Ability to manage capital through severely adverse conditions (0.3%) -90 bps (0.8%) ● Strong PPNR1 and countercyclical businesses provide offset during stressed scenario -310 bps CET1 PPNR % Net Income Change Assets % Assets FHN Stressed Loan Loss Rate Less than Peers for Most Portfolios and in Aggregate FHN Consumer Peers ● 9 quarter cumulative losses of $599mm; real estate additional pre-tax loss capacity of ~$1.7B to 4.5% C&I CET1 regulatory requirement CRE ● FHN’s portfolio mix resulted in lower losses Other consumer o Loans to mortgage companies have relatively Other loans low loss rates and represented ~11% of Total 2.1% FHN’s stressed loss rate average loans losses 5.7% less than half peer rate 0.0% 5.0% 10.0% 15.0% o Credit card portfolio was <1% of average loans Note: All references to peer stress testing data represent the aggregate 2019 supervisory Dodd-Frank Act Stress Testing (“DFAST”) results of 18 participating firms. Source: Federal Reserve. FHN’s stress test is based off the 2019 DFAST Severely Adverse scenario and generally follows prescribed DFAST methodology. The test is as of 2Q19 and covers 9 quarters (3Q19 through 3Q21). . 1Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting. 17

CREDIT PORTFOLIO CHARACTERISTICS 18

10-Year Balance Sheet Evolution Yields Lower Risk Model

- Strong underwriting across loan portfolios
- Commercial loan portfolio shifting to higher quality, with 42% of commercial loans qualifying as investment grade equivalent
- High quality consumer portfolio with no subprime and minimal exposure to high risk consumer lending
- Stronger capital resiliency in the severely adverse 2019 DFAST scenario vs peers[1]

Positive Commercial Credit Grade Migration

($ are Total Ending Balance)



PD 1-5 High Pass
PD 6-9 Medium Pass
PD 10-12 Low Pass
PD 13-16 Non Pass
$9B
32%
9%
$27B
3%
42%
2009
1Q20

CRE to Total Capital: FHN vs Peers[2]



84%
105%
123%
137%
138%
143%
166%
170%
226%
245%
246%
247%
256%
Peer 1
FHN
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12

Total Average Loans



2009
37%
15%
37%
11%
Since 2009, exited national 1st & 2nd Lien originations, One Time Close, Res-CRE and Land
1Q20
64%
14%
20%
2%
C&I
CRE
Home Equity / HELOC
Other Consumer³

Data as of 1Q20. Source: S&P Global Market Intelligence.

[1]Results represent DFAST Severely Adverse scenario. All references to peer stress testing data indicates aggregate HoldCo level 2019 supervisory DFAST results of 18 participating firms. Source: Federal Reserve.

[2]CRE is comprised of Non-owner-occupied Nonfarm/Nonresidential property loans, Multifamily loans, Construction & Land Development loans, and Unsecured CRE loans

[3]Other Consumer includes Other Consumer loans, Credit Card, and One-time Close.

19

Commercial Loans by Industry

Commercially Oriented Loan Portfolio Reflects Broad Mix of Categories

($ in millions)	1Q20 Average Balance	% of Balance	
Loans to Mortgage Companies	$5,754	21%	• 90% government guaranteed
Finance & Insurance	$2,695	10%	• Finance & Insurance primarily includes finance companies, correspondent banking, TRUPs
Real Estate Rental & Leasing	$1,590	6%	
Health Care & Social Assistance	$1,533	6%	• ~35% physicians and other health practitioners, 27% hospitals
Accommodation & Food Service	$1,510	6%	• Food services includes restaurants where 65% are fast food concepts and~75% of borrowers have more than 20 locations
Wholesale Trade	$1,470	5%	
Manufacturing	$1,348	5%	
Retail Trade	$899	3%	• ~40% grocery, convenience stores, liquor stores; 17% auto dealers; ~10% auto parts
Transportation & Warehousing	$774	3%	• Transportation & warehousing primarily includes trucking and logistics companies
Arts, Entertainment & Recreation	$351	1%	
Other C&I	$4,294	16%	
CRE - Hospitality	$515	2%	• Over 90% flagged hotels; ~56% limited service hotel, average loan commitment size ~$14mm, average equity ~40%
CRE - Retail	$862	3%	• Emphasis on grocery, value, and service retailers; average loan commitment size ~$4mm; average equity ~30%
Other CRE	$3,257	12%	
Total Commercial	**$26,851**	**100%**	

Data based on NAICs codes as of 1Q20. Energy-related loans represented across various categories
Numbers may not add to total due to rounding.

20

Industry: Focus Portfolios Healthcare 4% Physicans & Health Practitioner Offices 20% 36% Health & Medical Centers $1.6B Hospitals Residential Facilities 27% Other 12% Healthcare includes $900mm healthcare line of business and other healthcare-related loans in C&I portfolio Energy 18% Reserve Based — ~70% borrower revenue hedged through 2020; 50% hedged through 2021 4% Midstream $0.7B 51% 14% Compression Refineries, Terminals, Storage 14% Other Oil Field Services Energy includes~$500mm in the energy line of business and other energy- related loans in the C&I portfolio Data as of 1Q20 and average balances based on NAICs codes. Numbers may not add to total due to rounding. 21

Industry: Focus Portfolios Hospitality 26% Hotels — Average commitment size $14mm — Over 90% flagged hotels $0.6B — Average equity 40% Other 74% Other includes casinos and other traveler accommodations Restaurants 36% Limited Service Restaurants $1.3B — Average commitment size ~$20mm 64% Full-Service Restaurants Restaurant portfolio includes ~$1B of franchise finance line of business Data as of 1Q20 and average balances based on NAICs codes. Numbers may not add to total due to rounding. 22

Industry: Loans to Mortgage Companies High Quality Portfolio Demonstrates Growth in 1Q20 ● FHN’s balance sheet capacity, knowledge, and expertise have led to increased market share while supporting the economy by funding credit lines ● Loans to mortgage companies (LMC) at $5.7B, up $1.3B from 4Q19; impacted CET1 by 30bps in 1Q20 o LMCs are 100% risk-weighted; 90% of collateral is government guaranteed, which if held individually on balance sheet would be risk-weighted at 50% o Average FICO/LTV: Jumbo loans at 745/71%; non-QM loans at 740/75%; conventional conforming loans at 742/78% o Purchase at 46%, refi at 54% in 1Q20 ● Provides countercyclical, profitable growth in low rate environment with credit risk mitigated by government guaranteed collateral of loans Loans to Mortgage Companies Average balances $800mm lower than 4Q with PE 4% $5.7B balances $1.3B higher $5.0B Government 5% $4.4B $4.4B $3.9B Insured $3.8B $3.6B Jumbo $3.0B 1Q20 $2.3B Non-QM $1.7B 90% 1Q19 2Q19 3Q19 4Q19 1Q20 Period-end Balance ($B) Average Balance ($B) 23

KEY TAKEAWAYS 24

Merger of Equals with IBERIABANK on Track ● Strengthens position in high growth, attractive markets Strategically ● Diversifies revenue and business mix Compelling ● Expands product capabilities ● Ability for greater investment in technology and digital capabilities for Enhanced Scale efficiency and improved customer experience ● Leverage increased balance sheet capacity to support customers ● Cost savings opportunities ● Revenue synergies Financially ● Significant EPS accretion Attractive ● Increased capital generation ● Higher returns to create shareholder value 25

Key Takeaways ● Successful execution of strategic priorities and continued utilization of balance sheet and capital to support customers ● Strong liquidity, capital, reserves, and PPNR generation ● Diversified business with disciplined credit risk management o Loan portfolios across broad areas and geographies o Solid deposit franchise o Countercyclical businesses providing offsets in a declining rate environment o Excellent expense discipline with efficiency opportunities through merger cost saves ● Merger of equals with IBERIABANK on track 26

APPENDIX 27

Net Interest Income and Margin Trends

- NII and NIM lower due to decline in accretion from 4Q19 elevated levels; NII impacted by fewer days in the quarter
- Total loan accretion of $9mm in 1Q20 vs $14mm in 4Q19
- Total deposit rate paid down 15bps LQ to 67bps
- LIBOR down in 1Q20 and expected to decrease further

NII Shortfall Offset by Balance Sheet Growth

($ in millions)



$311
($5)
($3)
($15)
$11
$5
$2
($2)
($1)
$303
4Q19 NII
Net Accretion
Days
Loan Rates
Dep. Rates
Trading Sec. & Other
Dep. Volume
Loan Volume
Loan Fees & Cash Basis
1Q20 NII

NII and NIM Linked-Quarter Change Drivers

($ in millions)	NII	NIM
4Q19 - Reported	**$311**	**3.26%**
Less: 4Q19 CBF Loan Accretion	-$14	-15bps
4Q19 - Core[1]	**$297**	**3.11%**
Days	-$3	-
Loan Rates (primarily LIBOR/prime)	-$15	-15bps
Deposit Rates	+$11	+11bps
Trading Securities & Other	+$5	
Deposit Volume	+$2	+2bps
Loan Volume	-$2	-
Loan Fees & Cash Basis	-$1	-2bps
1Q20 - Core[1]	**$294**	**3.07%**
Plus: 1Q20 CBF Loan Accretion	+$9	+9bps
1Q20 - Reported	**$303**	**3.16%**

Numbers may not add to total due to rounding. [1]Core excludes the accretion from CBF's loans, and is a Non-GAAP number reconciled in the table found on this slide. The average earning assets impact from CBF's loan accretion was $69mm in 1Q20 and $83mm in 4Q19.

28

Fixed Income Delivers Strong Countercyclical Growth ● Fixed income product average daily revenue (ADR) at $1.3mm o Increase of $200k or 19% LQ, up $500k or 73% YOY ● Pre-tax income at $26mm, up $15mm or 141% YOY ● Growth across multiple trading desks and across customer base ● Extensive distribution platform well-positioned to capitalize on favorable market conditions Fixed Income: Pre-Tax Income Key Drivers of Average Daily Revenue in 2020 $50mm $110mm $107mm $100mm $40mm Lower Key Driver Higher $88mm Revenue Revenue $90mm $83mm $30mm $80mm Up Direction of rates Down $72mm $70mm $20mm $61mm Low Market Volatility Moderate $60mm $10mm $50mm Flatter Shape of Yield Curve Steeper $51mm $56mm $68mm $62mm $81mm $40mm $0mm State of Economy & 1Q19 2Q19 3Q19 4Q19 1Q20 Positive Negative Outlook ADR $729K $866K $995K $1.1m $1.3m m 29

Disciplined Expense Management

- Good expense discipline throughout 1Q20
- 1Q20 expense includes higher variable compensation from increased revenue in Fixed Income and higher expense related to reserve for unfunded commitments

Total Noninterest Expense



($ in millions)
$296 $278
$300 $272
$308 $276
$327 $290
$311 $306
1Q19
2Q19
3Q19
4Q19
1Q20
Reported
Adjusted¹

4Q19-1Q20 Total NIOE



$327mm
($31mm)
($14mm)
$20mm
$9mm
$311mm
4Q19 Actual
Notable Items
Deferred Comp.
Fixed Income (Var. Comp.)
Reserve for Unfunded Commitments
1Q20 Actual

Numbers may not add to total due to rounding. [1]Adjusted Expense is a Non-GAAP number and is reconciled in the appendix. Adjusted numbers exclude notable items as outlined in the appendix. Fixed Income variable compensation reflects all personnel cost, primarily driven by variable compensation

30

Deposit Composition Reflects Stable Funding Mix ● Total avg. deposits represent ~86% of total funding Total Average Deposits ● Stable and cost effective funding mix in Regional Avg. Balance Weighted Avg. Rate Paid Banking with 55% DDA and interest checking deposits Avg. Fed Funds $32B $32B $32B $33B $33B ● Other wholesale funding sources support asset- oriented businesses such as specialty lending areas, 240bps 240bps 219bps 165bps Fixed Income inventory and Non-Strategic loans 125bps ● FHN maintains a contingency funding plan that may 103bps 99bps 96bps be executed should unexpected difficulties arise 82bps 67bps 1Q19 2Q19 3Q19 4Q19 1Q20 Average Deposits by Product Core Funded with Relationship Deposits $32B $32B $32B $33B $33B Total Deposits 86% 13% 13% 14% 15% 12% Relationship Deposits¹ 19% 18% 20% 21% 20% Market-Indexed Deposits 74% Other Short-term Borrowings 41% 43% 42% 42% 42% 1Q20 12% Term Borrowings Funding Mix Other² 24% 25% 25% 26% 26% 4% 1Q19 2Q19 3Q19 4Q19 1Q20 2% Non-interest Consumer interest Commercial interest Market-indexed 8% Numbers may not add due to rounding. 1Includes all deposits except market-indexed. 2Primarily composed of trading liabilities and short-term borrowings related to the Fixed Income segment.. 31

Insured Network Deposits ● Included in market-indexed deposits and represent deposits from brokerage customers; balances flow into banks for FDIC insurance ● Contracts through various brokerage firms ● Significant inflow in March as brokerage customers exited equity markets into cash positions ● Similar growth trends during prior financial crisis with customers preserving cash Insured Network Period-End Deposits $3.66B $1.71B $1.58B $2.02B $1.98B $1.50B $1.50B $1.84B $1.80B $1.12B 2007 2008 2009 2010 2011 1Q19 2Q19 3Q19 4Q19 1Q20 32

NII Sensitivity ● Floating rate assets re-price at 100% beta. Loan 1Q20 Loan Composition: Fixed vs Floating portfolio comprised of 71% floating adjustable Float rate loans 71% LIBOR 88% ● Liabilities re-price at a slower pace; strong DDA mix Fixed Fixed Prime Floating vs. 12% with emphasis on core deposit gathering 29% Composition Floating ● In the current environment, there are several UST 0.3% potential offsets to lower interest rates including elevated spread of LIBOR to Fed Funds, widening credit spreads, Payroll Protection Program and higher Asset Repricing Profile Fixed Income trading inventory Floating rate assets re-price at 100% beta 12 Months or Less Liabilities re-price at a slower pace ● Securities portfolio comprises ~10% of total assets 72% +$9.2B short-term re-pricing gap with an estimated effective duration of 1.3 years Asset Repricing Frequency 28% Greater than 12 Months Numbers may not add to total due to rounding. 33

1Q20 Credit Quality Summary by Portfolio Regional Banking Corporate6 Non-Strategic FHNC Commercial Consumer Consumer Commercial Consumer ($ in millions) CRE Other2 Subtotal Other3 Total (C&I & Other) Real Estate1 Real Estate1 (C&I & Other) Real Estate1 Period-end Loans $21,798 $4,608 $5,717 $468 $32,591 $31 $358 $371 $27 $33,378 30+ Delinquency % 0.07% 0.01% 0.51% 0.90% 0.15% 5.39% 0.45% 2.56% 2.60% 0.19% Dollars $16 $0 $29 $4 $49 $2 $2 $10 $0 $63 NPL4% 0.44% 0.05% 0.78% 0.02% 0.44% 4.25% 0.00% 12.19% 0.94% 0.57% Dollars $96 $2 $45 $0 $143 $1 $0 $45 $0 $190 Net Charge-offs5% 0.12% 0.00% NM 2.12% 0.11% NM 0.00% NM 1.40% 0.09% Dollars $6 $0 ($0) $2 $8 $0 ($0) ($1) $0 $7 Allowance $245 $47 $103 $19 $414 $0 $11 $20 $0 $444 Allowance / Loans % 1.12% 1.02% 1.80% 4.06% 1.27% NM 2.95% 5.40% 1.21% 1.33% Data as of 1Q20. NM - Not meaningful. Numbers may not add to total due to rounding. 1Includes HE and HELOC. 2Includes Credit card and Other. 3Includes Credit card, OTC, and Other Consumer. 4Non-performing loans excludes held-for-sale loans. 5Net charge-offs are annualized. 6Exercised clean-up calls on jumbo securitizations in 1Q13, 3Q12, 2Q11, and 4Q10, which are now on the balance sheet in the Corporate segment. 34

Regional Bank Average Loans Regional Bank Average Commercial Loans Consumer & Small Business Specialty Loans to Mortgage Co's Areas 4% 16% Commercial Real Estate 9% Asset-Based Lending Business Banking 39% Healthcare 14% Private Client 1Q20 Franchise Finance 48% Corporate Retail Energy 39% 10% Small Business Correspondent 4% 4% 4% 4% Business Banking Commercial 2% 2% CRE: Collateral Type CRE: Geographic Distribution 1% NC 6% Office 17% TN 11% 27% Multi-Family 28% FL Retail 6% Industrial TX 13% 8% Hospitality SC Other 8% 20% GA 19% 22% Land 13% Other Data as of 1Q20 unless noted otherwise. Numbers may not add to total due to rounding. 35

Consumer Portfolio & Non-Strategic Overview HELOC Draw vs Repayment Balance Home Equity Portfolio In Draw In Repayment 68% $1.0B $0.3B 5% 6% 7% 6% 8% 0-12 13-24 25-36 37-48 49-60 >60 Months Left in Draw Period Non-Strategic Consumer Real Estate Mortgage Repurchase Reserve $540mm 1 $492mm 1Q19 2Q19 3Q19 4Q19 1Q20 $449mm ($ in millions) $407mm $371mm Beginning Balance $32 $31 $18 $17 $15 37% 42% Net Realized Losses ($0) ($13) ($1) ($2) ($1) 39% 39% 36% Provision Credit ($0) ($1) ($0) ($0) ($0) 1Q19 2Q19 3Q19 4Q19 1Q20 Ending Balance $31 $18 $17 $15 $13 Period-end Balance Constant Pre-Payment Rate Data as of 1Q20 unless noted otherwise. Numbers may not add to total due to rounding. 12Q19 includes a single party complete settlement payment that reduces the repurchase and foreclosure reserve. 36

Stress Testing FHN Has the Ability to Manage through Severely Adverse Economic Conditions Stress Test1 based on 2019 DFAST Severe Scenario Fixed Income Countercyclical Contribution ● Severe global recession with heightened stress in $175 30% commercial real estate and corporate debt markets $150 25% $125 o Real GDP down 8% 20% $100 15% o Unemployment up to 10% $75 10% o 3-mo Treasury bills near zero $50 $25 5% ● Asset prices drop sharply FI PPNR % Total of PPNR Pre Provision Pre Provision Net Revenue $- 0% o House prices down 25% 3Q19F 4Q19F 1Q20F 2Q20F 3Q20F 4Q20F 1Q21F 2Q21F 3Q21F 2Q19A o CRE prices down 35% FHN PPNR ($) FI PPNR (LH) FI PPNR % (RH) o Equity prices fall 50%, surge in market volatility Average Daily Revenue up to $1.5mm; average $1.3mm FHN Stressed Loan Loss Rate Less than Peers for Most Portfolios and in Aggregate Consumer ● 9 quarter cumulative losses of $599mm; additional real estate 2019 FHN Stress Test Results Aggregate 2019 Peer Results pre-tax loss capacity of ~$1.7B to 4.5% CET1 C&I regulatory requirement CRE Other ● FHN’s portfolio mix results in lower losses consumer Other o Loans to mortgage companies have relatively low loans loss rates and represent ~11% of average loans Total 2.1% losses 5.7% o Credit card portfolio is <1% of average loans 0.0% 5.0% 10.0% 15.0% 1FHN’s 2019 stress test is based off the 2019 Dodd-Frank Act Stress Testing (“DFAST”) Severely Adverse scenario and generally follows prescribed 2019 supervisory DFAST methodology. The test is as of 2Q19 and covers 9 quarters (3Q19 through 3Q21) and loss rates are calculated under incurred loss model. 37

Notable Items-2019 & 2020 Pre-Tax Pre-Tax 2019 Amount 2020 Amount Restructuring ($12.2mm) 1Q Acquisition Expense ($5.8mm) Acquisition Expense ($5.7mm) Restructuring ($18.7mm) Rebranding ($9.1mm) 2Q Acquisition Expense ($8.6mm) Legal Resolution Expense Reversal $8.3mm Rebranding ($3.1mm) Acquisition Expense ($9.0mm) 3Q Restructuring ($7.8mm) Net Impact of Legal Resolutions ($7.5mm) Visa Derivative Valuation Adjustments ($4.0mm) Acquisition Expense ($15.7mm) Charitable Contributions ($11.0mm) 4Q Rebranding Expense ($9.1mm) Restructuring ($1.2mm) 38

Reconciliation to GAAP Financials

Slides in this presentation use Non-GAAP information of adjusted noninterest expense, adjusted net income available to common, adjusted earnings per share, and after-tax pre-provision net revenue. That information is not presented according to generally accepted accounting principles (GAAP) and is reconciled to GAAP information below.

($ in millions)	1Q20	4Q19	3Q19	2Q19	1Q19
Adjusted Noninterest expense					
Noninterest expense (GAAP)	$311	$327	$308	$300	$296
Plus notable items (GAAP)	-$6	-$37	-$31	-$28	-$18
Adjusted noninterest expense (Non-GAAP)	$306	$290	$276	$272	$278
Adjusted NAIC/Diluted EPS					
Net income available to common ("NIAC") (GAAP) (a)	$12				
Plus Tax effected notable items (Non-GAAP)[1]	$5				
Adjusted NIAC (Non-GAAP) (b)	$17				
Diluted Shares (GAAP) (c)	313				
Diluted EPS (GAAP) (a/c)	**$0.04**				
Adjusted diluted EPS (Non-GAAP) (b/c)	**$0.05**				
After-tax Pre-provision net revenue (PPNR) (Non-GAAP)					
Net income (GAAP)	$16				
Less: tax-effected Provision expense[2]	-$109				
Less: tax-effected securities gains/(losses)[2]	$0				
After-tax PPNR (Non-GAAP)	$126				
Provision (GAAP)	-$145				
Tax impact[2]	$36				
Provision, after-tax (Non-GAAP)	-$109				
CECL Deferral related to Provision[3]	$34				
Provision after-tax, Net of CECL Deferral (Non-GAAP)	-$144				

Numbers may not add due to rounding.[1]Tax-affected notable items assume an effective tax rate of ~21% in 1Q20, ~19% in 4Q19, ~22% in 3Q19, ~21% in 2Q19, and ~23% in 1Q19. [2]Calculated using a tax rate of ~25%. [3]Amount calculated under the interim final rule to delay the effects of CECL on regulatory capital for two years, followed by a three-year transition period.

39